Exhibit 5.2

December 2, 2013

Spectrum Brands, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

and

Weiser Lock Corporation

c/o Spectrum Brands, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Ladies and Gentlemen:

We have acted as special California counsel to Weiser Lock Corporation, a California corporation (the “California Guarantor”), which is a subsidiary of Spectrum Brands, Inc., a Delaware corporation (“Spectrum”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Spectrum, SB/RH Holdings, LLC, and the subsidiaries of Spectrum listed in the Registration Statement, including the California Guarantor, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by Spectrum of certain Exchange Notes guaranteed by SB/RH Holdings, LLC, the California Guarantor, and certain other subsidiaries of Spectrum listed in the Registration Statement (collectively, the “Guarantors”) in exchange for the same aggregate principal amount of the Initial Notes which are not registered under the Securities Act.

The Initial Notes were, and the Exchange Notes will be, issued under an Indenture dated as of November 16, 2012, initially between Spectrum Brands Escrow Corp., the issuer of the Initial Notes, and U.S. Bank National Association, as trustee (the “Indenture”). As of December 17, 2012, Spectrum and the Guarantors, including the California Guarantor, entered into a Supplemental Indenture with U.S. Bank National Association, as trustee (the “Supplemental Indenture”), under which Spectrum agreed unconditionally to assume the obligations of Spectrum Brands Escrow Corp. under the Initial Notes and the Indenture and the Guarantors agreed to become guarantors under the Indenture and to be bound by the terms of the Indenture.

All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture. We have assumed, with your permission, that (i) except for the Supplemental Indenture, the Indenture has not been further amended, modified, or supplemented and (ii) the Exchange Notes will be issued pursuant to the Indenture and otherwise in compliance with the provisions of the Indenture.

Spectrum Brands, Inc. and

Weiser Lock Corporation

December 2, 2013

In connection with this opinion, we have examined copies of, identified to our satisfaction, fully executed counterparts of the documents listed on Exhibit A attached hereto (the “Documents”). We have also examined (i) the articles of incorporation of the California Guarantor (the “Articles”) as certified by the Office of the Secretary of State of the State of California (the “Secretary of State”) on November 25, 2013; (ii) the bylaws of the California Guarantor as certified by the Secretary of the California Guarantor on December 2, 2013 (the “Bylaws,” and together with the Articles, the “California Guarantor Organizational Documents”); (iii) the Corporate Resolutions of the California Guarantor dated as of December 17, 2012; (iv) a certificate of good standing of the California Guarantor certified by the Secretary of State on November 23, 2013 (the “Certificate of Good Standing”); (v) that certain Omnibus Secretary’s Certificate of the California Guarantor and certain other subsidiaries of Spectrum delivered in connection with the execution and delivery of the Documents, from Nathan E. Fagre, as Vice President and Secretary of the California Guarantor dated as of December 2, 2013 (the “Omnibus Certificate”); and (vi) the Registration Statement.

In rendering the opinions expressed below, we have assumed, with your permission and without independent investigation:

a. the valid existence and good standing in the jurisdiction of its organization of each party to the Documents (other than the California Guarantor);

b. the due authorization, execution and delivery of the Documents by each party thereto (other than the California Guarantor);

c. the power and authority of each party to the Documents (other than the California Guarantor) to execute, deliver and perform its obligations under the same, and that such execution, delivery and performance do not conflict with, contravene, violate or constitute a default under such party’s certificate or articles of incorporation, bylaws or other organizational documents,

d. the execution, delivery and performance of its respective obligations under each Document to which it is a party by each party to the Documents do not conflict with, contravene, violate or constitute a default under (i) any indenture, instrument or other agreement to which such party or its property or assets is subject or any contractual or legal restriction having applicability to such party or such property or assets, (ii) any rule, law or regulation of any court or regulatory or governmental authority to which such party (other than the California Guarantor) is subject or (iii) any writ, order, judgment or decree of any court or regulatory or governmental authority to which such party is subject or by which any of its properties or assets are bound;

e. the authority of all individuals signing the Documents on behalf of the parties thereto (other than the California Guarantor);

f. the legal capacity of all natural persons, including natural persons acting on behalf of a business entity; and

g. that there are no records, agreements or understandings between any of the parties to the Documents that would alter the agreements set forth therein.

Spectrum Brands, Inc. and

Weiser Lock Corporation

December 2, 2013

We have relied on the Omnibus Certificate and have assumed that the directors of the California Guarantor executing the unanimous written consent referred to therein were duly elected by the sole shareholder of the California Guarantor in accordance with applicable laws and the California Guarantor Organizational Documents, that the directors of the California Guarantor executing the aforesaid unanimous written consent comprise all of the directors of the California Guarantor and that the officers of the California Guarantor whose incumbency is certified in the Omnibus Certificate have been duly elected or appointed in accordance with applicable laws and the California Guarantor Organizational Documents.

We have also assumed the genuineness of all signatures, the authenticity of all writings, certificates, instruments and records submitted to us as originals, the conformity to originals of all such writings, certificates, instruments and records submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such copies, and the truthfulness of all statements of fact set forth therein.

Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, and exceptions set forth below, we are of the opinion that:

1. The California Guarantor is a corporation validly existing and in good standing under California law and has all requisite power and authority and to execute, deliver, and perform all of its guarantee obligations under the Indenture.

2. The Supplemental Indenture has been duly authorized, executed and delivered by the California Guarantor.

3. The California Guarantor has duly authorized its guarantee of the Exchange Notes.

4. The execution, delivery and performance by the California Guarantor of the Supplemental Indenture, including its guarantee of the Exchange Notes under the Indenture, does not violate any provision of statutory law or regulation of the State of California applicable to the California Guarantor, or violate any provision of the California Guarantor Organizational Documents.

The opinions set forth above are subject to the following limitations, qualifications, and exceptions:

(A) In this opinion, any reference to California law means the California Corporations Code, as amended, and those laws, statutes, rules and regulations of the State of California which, in our experience, are normally applicable to transactions of the type contemplated by the Documents and would normally be applicable to domestic corporations transacting business in California that are not engaged in regulated business activities (other than state blue sky laws, securities laws, and antifraud laws), but without having made any special investigation concerning the applicability of any other law, statute, rule or regulation.

(B) The foregoing opinions are strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein.

Spectrum Brands, Inc. and

Weiser Lock Corporation

December 2, 2013

(C) Our opinions are limited to the internal laws of the State of California, and we express no opinion with respect to the federal laws of the United States, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state (including the State of California). Our advice on each legal issue in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the State of California.

(D) We express no opinion as to:

(1) the legality, validity, binding effect or enforceability of the Documents as to any person or entity;

(2) compliance with any securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws or margin regulations, without limiting other laws excluded by customary practice as set forth in Section 19 of the Legal Opinion Accord. See Section of Business Law American Bar Association, Third Party Legal Opinion Report, including the Legal Opinion Accord, at Section 19, 47 BUS. LAW 167, 215-216 (1991);

(3) compliance by the California Guarantor with the various operating covenants in the Documents; or

(4) the effect of any law relating to the legal or regulatory status of any individual or entity.

(E) We have assumed without investigation that each of the Guarantor Organizational Documents we have reviewed is a true, accurate and complete copy of such document, and that each of the California Guarantor Organizational Documents is in full force and effect and has not been amended or repealed.

(F) We have made no examination of, and express no opinion with respect to, any laws relating to terrorism or money-laundering.

(G) We have made no examination of, and express no opinion as to, the business, operations or financial condition of the California Guarantor or any other individual or entity or the effect thereon of the transactions contemplated by the Documents. In this regard, we have assumed that the transactions contemplated under the Documents have been entered into by the parties thereto in good faith, there is no actual intent to hinder, delay or defraud any present or future creditor of the California Guarantor and that the California Guarantor is not engaged in business with unreasonably small capital, is not insolvent under applicable law or has incurred debts beyond its ability to pay, as to which matters we understand you have satisfied yourself. We are not expressing any opinion as to the effect on the Documents if any such assumptions should be inaccurate or as to any matter for which an express opinion is not provided herein.

(H) This opinion letter has been prepared for use in connection with the transactions covered by the Registration Statement and may not be relied upon for any other purpose.

Spectrum Brands, Inc. and

Weiser Lock Corporation

December 2, 2013

(I) This opinion speaks as of the date hereof, and we assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

(J) We hereby consent to the references in the Registration Statement to our Firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barnes & Thornburg LLP
Barnes & Thornburg LLP

Exhibit A

Indenture

Supplemental Indenture

Registration Rights Agreement

Registration Rights Agreement Joinder